Exhibit 99.2

ENDECA TECHNOLOGIES, INC.

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

1. DEFINED TERMS.

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE.

The purpose of this Plan is to advance the interests of the Company by enhancing the ability of the Company and its Affiliates (if any) to attract and retain able directors, employees, consultants, advisers and other persons (including both individuals and entities) who provide services to the Company; to reward such persons for their contributions; and to encourage such persons to take into account the long-term interests of the Company through Stock-based incentives or incentives based on other performance measures relating to the Company.

Options granted pursuant to the Plan may be ISOs, or options that are not ISOs, or both. Except as otherwise expressly provided with respect to an option grant, each option granted pursuant to the Plan shall be deemed to have been designated as an option that is not an ISO.

3. ADMINISTRATION.

The Administrator has discretionary authority, not inconsistent with the express provisions of the Plan: (a) to determine eligibility for and grant Awards; (b) to determine, modify or waive the terms and conditions of any Award; (c) to prescribe the form or forms of any instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (d) to adopt, amend, and rescind rules and regulations for the administration of the plan; (e) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; and (f) to otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant’s consent, alter the terms of the Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication.

4. EFFECTIVE DATE AND TERM OF PLAN.

The Plan shall become effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made prior to that date (but after Board adoption of the Plan), subject to approval of the Plan by the stockholders.

No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

5. SHARES SUBJECT TO THE PLAN.

a. NUMBER OF SHARES. Subject to adjustment as provided in Section 8(b), the aggregate number of shares of Stock that may be the subject of Awards granted under the Plan shall be 63,379,100. If any Award, or any portion of an Award, granted under the Plan (1) terminates without having been exercised in full, (2) upon exercise is satisfied other than by the delivery of Stock, (3) is repurchased at the original purchase price pursuant to a contractual repurchase right or (4) is otherwise reacquired by the Company, the number of shares of Stock that are unexercised, repurchased or reacquired shall be available for future grants.

b. SHARES TO BE DELIVERED. Shares delivered under the Plan shall be authorized but unissued Stock, or if the Administrator so decides in its sole discretion, previously issued Stock acquired by the Company and held in its treasury. No fractional shares of Stock shall be delivered under the Plan.

6. ELIGIBILITY AND PARTICIPATION. The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

7. RULES APPLICABLE TO AWARDS.

a. ALL AWARDS

(1) Performance Objectives. Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by the Company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award unless accomplished by a change in the express terms of the Award or other action that is without substantial consequence except as it affects the Award.

(2) Alternative Settlement. The Company retains the right at any time to extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 5) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

(3) Nontransferability Of Awards. Except as the Administrator otherwise expressly provides, Awards (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Except as otherwise determined by the Administrator, however, the provisions of A., B., and C. below will apply when a Participant’s employment or other service relationship with the Company and its Affiliates terminates.

A. All Terminations. Regardless of the circumstances of termination, each Award held by the Participant that is not then vested and (in the case of an Award requiring exercise) exercisable will promptly expire and be forfeited.

B. Death or Permanent Disability. If the Participant’s employment or other service relationship with the Company and its Affiliates terminates by reason of the Participant’s death or Disability, the portion of the Participant’s Stock Option or SAR that is exercisable on the Termination of Service Date will continue to be exercisable for the period ending on the earlier of the first anniversary of the Termination of Service Date or the date on which the Award would have expired by its terms had no termination of service occurred, and will then expire.

C. Termination or Service Other Than By Reason of Death or Disability. If the Participant’s employment or other service relationship with the Company and its Affiliates terminates other than by reason of the Participant’s death or Disability, the then exercisable portion of each Stock Option or SAR held by the Participant will remain exercisable for three months following the Termination of Service Date (or until the date on which the Award would have expired by its terms had no termination of service occurred, if earlier), and will then expire.

D. Leaves of Absence.

(i) Unless the Administrator provides otherwise or as required by law, vesting of Awards granted hereunder to Participants shall be suspended during any unpaid leave of absence.

(ii) A Participant shall not cease to be an Employee in the case of (A) any leave of absence approved by the Company or (B) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

(iii) For purposes of an ISO, no leave referred to in subsection (ii)(A) above may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave, any ISO held by the Participant shall cease to be treated as an ISO.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements; provided, that in no event will the Administrator withhold (or permit to be tendered) shares of Stock in excess of the number required to satisfy the amount of withholding required by law.

In the case of an incentive option, the Administrator may also require as a condition of exercise that the Participant exercising the option agree to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code and the regulations thereunder) of Stock received upon exercise. In addition, if at the time the option is exercised the Administrator determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax with respect to a disposition of the Stock received upon exercise, the Administrator may require as a condition of exercise that the participant exercising the option agree to give such security as the Administrator deems adequate to meet the potential liability of the Company for the withholding of tax, and to augment such security from time to time in any amount reasonably deemed necessary by the Administrator to preserve the adequacy of such security.

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

b. AWARDS REQUIRING EXERCISE.

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by (i) any payment required under the Award and (ii) such documents as may be required by the Administrator; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment either at or after the time of the Award, subject to the following: (a) unless the Administrator expressly provides otherwise, all payments will be by cash or check acceptable to the Administrator; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award will require an exercise price equal to at least the par value of such shares.

c. AWARDS NOT REQUIRING EXERCISE.

Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

8. EFFECT OF CERTAIN TRANSACTIONS.

a. MERGERS, ETC. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, a sale or transfer of all or substantially all the Company’s assets, or a dissolution or liquidation of the Company (any of the foregoing, a “covered transaction”), all outstanding Awards (other than shares of Stock that are outstanding and fully vested, including by application of this Section 8.a.) will be forfeited as of the effective time of the covered transaction unless assumed by an acquiring or surviving entity or its affiliate. In connection with any covered transaction in which there is an acquiring or surviving entity, the Administrator may arrange for substitute or replacement Awards, or for the assumption of Awards, with such changes in terms as the Administrator deems necessary or advisable to preserve insofar as is practicable, consistent with the provisions of the covered transaction, the terms of the affected Awards. In the absence of a substitution, replacement or assumption of Awards, or if there is no acquiring or surviving entity, all Awards outstanding immediately prior to the covered transaction will vest and if relevant become exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in share of Stock, will be accelerated, immediately prior to the covered transaction.

b. CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or similar change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 5 and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than stock dividends or normal cash dividends, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment will be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to Section 8.b.(1) or 8.b.(2) above.

9. CONDITIONS ON DELIVERY OF STOCK.

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

10. AMENDMENT AND TERMINATION.

Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such action will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code.

11. NON-LIMITATION OF THE COMPANY’S RIGHTS.

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

12. GOVERNING LAW.

The Plan will be construed in accordance with the laws of the State of Delaware.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or the Committee, as the case may be from time to time.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any of the following:

(i) Options (“Stock Options”) entitling the recipient to acquire shares of Stock upon payment of the exercise price. Each Stock Option (except as otherwise expressly provided by the Committee) will have an exercise price equal to the fair market value of the Stock subject to the option, determined as of the date of grant, except that an ISO granted to an Employee described in Section 422(b)(6) of the Code will have an exercise price equal to 110% of such fair market value. The Administrator will determine the medium in which the exercise price is to be paid, the duration of the option, the time or times at which an option will become exercisable, provisions for continuation (if any) of option rights following termination of the Participant’s employment with the Company and its Affiliates, and all other terms and conditions of the Stock Option.

(ii) Rights (“SARs”) entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

(iii) Stock during such period as it is subject to restrictions (“Restricted Stock”) under the Plan requiring that the Stock be redelivered to the Company if specified conditions are not satisfied. The conditions to be satisfied in connection with any Award of Restricted Stock, the terms on which such Stock must be redelivered to the Company, the purchase price, if any, of such Stock, and all other terms and conditions will be determined by the Administrator.

(iv) Stock not subject to any restrictions under the Plan (“Unrestricted Stock”).

(v) A promise to deliver Stock or other securities in the future on such terms and conditions as the Administrator determines.

(vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

(vii) Cash bonuses tied to performance criteria as described at (viii) below (“Cash Performance Awards”).

(viii) Awards described in any of (i) through (vii) above where the right to exercisability, vesting or full enjoyment of the Award is conditioned in whole or in part on the satisfaction of specified performance criteria (“Performance Awards”).

(ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant. The terms of any such grant or loan will be determined by the Administrator.

Awards may be combined in the Administrator’s discretion.

“Board”: The Board of Directors of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: A committee of the Board given responsibility for administering the Plan.

“Company”: Parallel Networks, Inc.

“Disability”: Permanent disability as determined by the Administrator.

“Employee”: Any person who satisfies the definitions of an “employee” under the Code or regulations thereunder applicable to incentive stock options and who is employed by the Company or an Affiliate.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“Participant”: An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

“Plan”: The Parallel Networks, Inc. 1999 Stock Option Plan as from time to time amended and in effect.

“Stock”: Common Stock of the Company, par value $.01 per share.

“Termination of Service Date”: The date on which a Participant’s employment or other service relationship with the Company and its Affiliates terminates for any reason.